FEE:  $1.00 per $1,000.00                                         [FILED
On Authorized Capital                                           DEC 2, 1992
MINIMUM FEE:  $50.00                                        OKLAHOMA SECRETARY
                                                                  OF STATE

                                                          FOR OFFICE USE ONLY]
                         CERTIFICATE OF INCORPORATION
                                   (PROFIT)

FILE IN DUPLICATE

PRINT CLEARLY


TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

1. The name of this corporation is: S.K.B. DESIGN INC.

2. The address of the registered office in the State of Oklahoma and the name of the registered agent at such address are: HARVEY BRYANT, 2108 RAINTREE, EDMOND, OK 73013

3. The duration of the corporation is: PERPETUAL

4. The purpose or purposes for which the corporation is formed are: TO DO DESIGN WORK AND TO ENGAGE IN ANY LAWFUL ACT OF ACTIVITY FOR WHICH
CORPORATIONS MAY BE ORGANIZED UNDER THE GENERAL CORPORATION LAW OF OKLAHOMA

5. The aggregate number of shares which the corporation shall have authority to issue, the designation of each class, the number of shares of each class, and the par value of the shares of each class are as follows:

NUMBER OF SHARES           SERIES        PAR VALUE PER SHARE
                                   (Or, if without par value, so state)

Common      25,000,000                          .001
Preferred   25,000,000                          .001
TOTAL NO. SHARES: 50,000,000        TOTAL AUTHORIZED CAPITAL: $50,000